Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust
Announces 2nd Quarter Cash Distribution

      DALLAS, TEXAS, May 20, 2005—Dominion Resources Black Warrior Trust today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.794980 per unit. The distribution will be payable June 9, 2005 to unitholders of record on May 31, 2005, according to the Trustee, Bank of America, N.A.

This distribution represents the quarterly royalty payment from Dominion Black Warrior Basin, Inc. (DBWB) reflecting production from January 1, 2005 to March 31, 2005. DBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 1.1 billion cubic feet during this period. Prices for the quarter to the trust averaged $6.35 per mcf.

The Black Warrior Trust gas has been sold for the November 2004 – March 2005 winter term to two purchasers at “Inside FERC” “Sonat” pricing plus .02125, per MMBtu. By terming the gas for this period, the Trust receives a .0075 per MMBtu premium over monthly sales. The gas will continue to be sold on a seasonal basis, unless a significant incentive from a potential or current purchaser is received to lock it up for a longer term.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by DBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust formed by Dominion Resources, Inc., the indirect parent company of DBWB, and is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

The 2004 Annual Report and 10-K is now available. For that report and more information on Dominion Resources Black Warrior Trust, please visit our website at http://www.dom-dominionblackwarriortrust.com/.

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Contact:

Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee
(800) 365-6548